Senior Vice President, Operations

Compensation Package

Employer and Location:	Bristow Group Inc. located at 2103 City West Blvd., 4th Floor, Houston, Texas 77042

Compensation Structure:	US based employment

Base Salary:	$325,000 per year

Bonus Percentage:
Participation in the Incentive Compensation Plan including cash bonuses and stock options and grants in accordance with an Officer position. Current annual incentive compensation at this level is a target bonus of 65% of Base Salary with a maximum of 162.5% of Base Salary.

LTIP:	Current target value of the Long Term Incentive Program at 240% of base salary. You will be eligible to participate in the next annual grant scheduled for June 2017.

Health & Benefit Plans:	Standard coverage in the US

Executive Life Insurance:	In addition to standard coverage, you are eligible for additional life coverage of $500,000 with the premium paid by Bristow.

401(k) Plan and Matching:	Standard 3% match + an additional 3% of base salary at the end of the calendar year based on eligible compensation for the year.

Deferred Compensation:
In addition to the 401(k) Plan, you are also enrolled in a deferred compensation plan which will “top up” all 401k contributions made to 15%. Additionally you may elect to defer a portion of your base salary and/or annual bonus in to this plan. All assets are held in a Rabbi Trust and therefore open to general creditors.

Change of Control:
Included in the standard severance policy which provides three (3) times the sum of your annual base salary and your highest annual bonus should the termination occurs during or at the end of a Change in Control period.

Termination without Cause:	Standard severance policy which provides payment of one (1) year base salary, full vesting of your outstanding LTIP awards and payment of your annual bonus prorated to date of separation.

Bristow Group Inc. 2103 City West Blvd., 4th Floor, Houston, Texas 77042 United States
t (713) 267 7600 bristowgroup.com